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                                                                    EXHIBIT 10.8

                      [PAIN THERAPEUTICS, INC. LETTERHEAD]

                                                                January 31, 2002



David Johnson
Pain Therapeutics, Inc.
416 Browning Way
South San Francisco, CA  94080


Dear Dave:

        This letter will confirm that, when you joined PTI in early 2000, we sold to you 190,000 shares (the "Shares") of PTI's common stock ("Common Stock") at a price per share of $0.20, the then fair market value of one share of Common Stock. Unfortunately, due to the rapid acceleration in the fair market value of the Common Stock in the months preceding our initial public offering, the value of the Shares had increased to $1.00 per share by the time we executed and delivered your Restricted Stock Purchase Agreement (the "Agreement") on March 1, 2000. We estimate that due to the discrepancy in the fair market value of the Common Stock, you incurred an additional $152,000 of ordinary income, resulting in an additional $78,174 in taxes owed by you for the year 2000. We are aware that in reliance on the Agreement, you filed an 83b election form with the Internal Revenue Service stating that you had purchased 190,000 shares of Common Stock on March 1, 2000 at a price per share of $0.20.

        In order to ensure that you enjoy the benefit of the bargain we struck in the Agreement and to make the discrepancy regarding the fair market value of the Common Stock neutral to you, we propose the following:

        - We will use commercially reasonable efforts to see that you receive the benefits you would have received had the actual fair market value of the Shares at the time of your purchase been $0.20, including, but not limited to, reimbursing you for the amount of any additional taxes and other identifiable costs you incur as a result of the discrepancy in the fair market value of the Common Stock and paying you a gross up for any tax on reimbursed amounts, as necessary.


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David Johnson
Page 2

        - We will also reimburse you, on a grossed up basis, for any additional tax you incur in the event your 83b election is disallowed as a result of the discrepancy in the fair market value of the Common Stock.

        If the foregoing is acceptable to you, please indicate your acceptance by executing this letter in the space provided below, and returning one signed copy to the undersigned.

                                          Very truly yours,

                                          /s/ REMI BARBIER

                                          Remi Barbier
                                          President and Chief Executive Officer


Acknowledged and Agreed To
This 31st Day of January 2002


/s/ DAVID JOHNSON
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David Johnson

Cc:
Michael O'Donnell, Wilson Sonsini Goodrich & Rosati
Marty Waters, Wilson Sonsini Goodrich & Rosati